Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of General Growth Properties, Inc. and subsidiaries and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of General Growth Properties, Inc. for the year ended December 31, 2006 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 14, 2007